Exhibit 99.1

CONTACT:	Investors:	Media:
	Douglas A. Fox, CFA	Michelle Meek
	Director, Investor Relations	Outlook Marketing Services
	+1 847 793 6735	+1 312 873 3424
	dfox@zebra.com	michelle@outlookmarketingsrv.com

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Record Sales and Earnings per Share

for 2007 Fourth Quarter and Full Year

Company completes 3 million share stock buyback;

Board authorizes additional 3 million share purchase

Vernon Hills, IL, February 25, 2008—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced record net sales of $233,573,000 for the quarter ended December 31, 2007, up 11.3% from $209,903,000 for the fourth quarter of 2006. Net income for the period was $30,803,000, or $0.45 per diluted share, compared with $21,446,000, or $0.30 per diluted share, a year ago.

“Ongoing strong international growth, record sales in North America and increasing contributions from the businesses acquired earlier in 2007 led to solid results for the quarter and provide a favorable outlook for 2008 and beyond,” stated Anders Gustafsson, Zebra’s chief executive officer. “We enter 2008 with many more opportunities to accelerate sales and increase profitability. We will continue to drive more deeply into attractive vertical markets with solutions that deliver a measurable and quick return on investment for our customers. At the same time, our international expansion activities will enable us to provide a broader range of Zebra solutions to businesses in high-growth developing regions. In 2008, we will also take advantage of the business opportunities brought by our acquisitions of WhereNet, proveo and Navis. Together, these companies enable Zebra to provide a broad range of complex enterprise solutions that help our customers identify, track and manage assets, people and transactions within the enterprise and across the supply chain.”

Discussion and Analysis

For the fourth quarter of 2007 compared with the fourth quarter of 2006:

•	The company had record sales in its North American and EMEA regions, along with high growth in Latin America. Sales from WhereNet Corp., which was acquired in January 2007, and proveo,

which was acquired in the third quarter of 2007, supplemented sales growth. Revenue from Navis Holdings, LLC, which was acquired on December 14th, had a minimal effect on fourth quarter sales. Foreign currency translation also had a favorable effect on sales growth.

•

Gross profit margin of 48.5% increased from 46.9%. Profitability was positively affected by the higher sales volume, a favorable product mix and movements in foreign exchange translation, partly offset by increases to inventory reserves and warranty expense.

•

Expenses for sales and marketing, research and development, and general and administrative activities increased principally from the addition of personnel and other expenses related to the acquisitions of WhereNet, proveo and Navis. These increases were partially offset by the absence of an insurance receivable reserve, which was established in the fourth quarter of 2006.

For 2007, net sales advanced 14.3% to a record $868,279,000 from $759,524,000 for 2006. Net income totaled $110,113,000, or $1.60 per diluted share, versus $70,946,000, or $1.00 per diluted share, for the prior year.

At December 31, 2007, Zebra had $281,179,000 in cash and investments, and no long-term debt. Net inventories were $85,038,000, and accounts receivable, net, were $150,775,000.

First Quarter Outlook

Zebra announced its financial forecast for the first quarter of 2008. Net sales are expected within a range of $238,000,000 and $255,000,000. Earnings are expected within a range of $0.36 and $0.44 per diluted share. This outlook excludes approximately $4,800,000 in deferred software revenue that the company is unable to recognize because of purchase accounting rules. The first quarter outlook includes approximately $4,700,000 in expenses related to Zebra’s initiative to transfer final assembly of thermal printers to a third party. This global supply chain project was announced on February 6, 2008. In combination, these items have the effect of reducing projected first quarter earnings by $0.09 per diluted share.

Stock Purchase Authorization

The company also announced it completed the purchase of 3 million shares of Zebra Technologies Corporation Common Stock that was previously authorized by its Board of Directors. The Board has authorized the purchase of an additional 3 million shares, which represent approximately 4.5% of Zebra stock outstanding. These purchases would be made from time to time, in the open market or in private transactions.

Conference Call Notification

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the fourth quarter of 2007. The conference call will be held at 11:00 AM Eastern Time today. To listen to the call, visit the company’s Web site at http://www.zebra.com.

Analyst Day Reminder

Investors are invited to attend Zebra’s Analyst Day, which will be held on February 29, 2008, at the Grand Hyatt New York in New York City. Please visit the company’s Web site at http://www.zebra.com for details and to register.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the first quarter of 2008 stated in the paragraph above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include market conditions in North America and other geographic regions and market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. Other factors include U.S. and foreign regulations that pertain to electrical and electronic equipment, including European Union and other country directives relating to the collection, recycling, treatment and disposal of products and the reduction or elimination of certain specified materials in such products. Zebra’s failure to comply with these regulations may subject Zebra to penalties, prevent Zebra from selling its products in a certain country, or increase the cost of supplying the products. Profits and profitability will be affected by the company’s ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to alleged infringement of third-party intellectual property rights, is another factor. In addition, the acquisitions of WhereNet, which was completed in January 2007, proveo, which was completed in the third quarter of 2007, and Navis, which was completed in December 2007, have risks relating to integrating these companies’ businesses and operations with Zebra’s. These and other factors could have an adverse effect on Zebra’s revenues, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2006.

Zebra Technologies Corporation helps companies identify, track and manage assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90% of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at http://www.zebra.com.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$38,211	$39,648
Restricted cash	2,497	1,366
Investments and marketable securities	98,438	219,930
Accounts receivable, net	150,775	122,540
Inventories, net	85,038	81,190
Deferred income taxes	14,772	9,464
Prepaid expenses and other current assets	31,101	5,552

Total current assets	420,832	479,690

Property and equipment at cost, less accumulated depreciation and amortization	67,686	57,431
Long-term deferred income taxes	28,407	11,917
Goodwill	246,510	70,714
Other intangibles, net	119,424	34,025
Long-term investments and marketable securities	142,033	298,245
Other assets	9,386	11,120

Total assets	$1,034,278	$963,142

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$42,351	$28,980
Accrued liabilities	79,070	43,191
Income taxes payable	751	2,683

Total current liabilities	122,172	74,854
Deferred rent	961	638
Other long-term liabilities	8,452	9,969

Total liabilities	131,585	85,461

Stockholders’ equity:
Preferred Stock	—	—
Class A Common Stock	722	722
Additional paid-in capital	141,522	139,083
Treasury stock	(205,058)	(119,335)
Retained earnings	960,512	850,399
Accumulated other comprehensive income	4,995	6,812

Total stockholders’ equity	902,693	877,681

Total liabilities and stockholders’ equity	$1,034,278	$963,142

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$233,573	$209,903	$868,279	$759,524
Cost of sales	120,275	111,493	451,161	401,104

Gross profit	113,298	98,410	417,118	358,420

Operating expenses:
Selling and marketing	35,683	27,702	121,996	96,788
Research and development	15,642	12,768	57,600	48,959
General and administrative	21,854	18,284	81,356	62,656
Amortization of intangible assets	3,257	1,394	11,128	3,653
Insurance receivable reserve	—	12,543	—	12,543
Litigation settlement	—	—	—	53,392
Acquired in-process research and development	—	—	1,853	—

Total operating expenses	76,436	72,691	273,933	277,991

Operating income (loss)	36,862	25,719	143,185	80,429

Other income (expense):
Investment income	8,545	6,980	23,966	23,182
Interest expense	49	(16)	(44)	(252)
Foreign exchange gains	553	(822)	523	(635)
Other, net	182	(170)	(255)	(1,082)

Total other income	9,329	5,972	24,190	21,213

Income before income taxes and cumulative effect of accounting change	46,191	31,691	167,375	101,642
Income tax	15,388	10,245	57,262	32,015

Income before cumulative effect of accounting change	30,803	21,446	110,113	69,627

Cumulative effect of accounting change (net of tax effect of $694)	—	—	—	1,319

Net income	$30,803	$21,446	$110,113	$70,946

Basic earnings per share before cumulative effect of accounting change	$0.46	$0.31	$1.61	$0.99
Diluted earnings per share before cumulative effect of accounting change	$0.45	$0.30	$1.60	$0.98

Basic earnings per share	$0.46	$0.31	$1.61	$1.01
Diluted earnings per share	$0.45	$0.30	$1.60	$1.00

Basic weighted average shares outstanding	67,472	70,108	68,463	70,516
Diluted weighted average and equivalent shares outstanding	67,913	70,499	68,908	70,956

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$110,113	$70,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,902	16,087
Share-based compensation	15,067	7,540
Excess tax benefit from share-based compensation	(921)	(1,514)
Cumulative effect of accounting change (net of tax)	—	(1,319)
Acquired in-process technology	1,853	—
Insurance receivable reserve	—	12,543
Deferred income taxes	(5,477)	(6,737)
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable, net	4,453	(4,292)
Inventories	(134)	(13,430)
Other assets	(1,321)	(483)
Accounts payable	(3,418)	(1,869)
Accrued liabilities	16,479	8,559
Income taxes payable	(1,337)	2,586
Other operating activities	(26,064)	(552)

Net cash provided by operating activities	136,195	88,065

Cash flows from investing activities:
Purchases of property and equipment	(22,070)	(19,197)
Acquisition of businesses, net of cash acquired	(286,761)	(2,681)
Acquisition of intangible assets	(4,800)	(18,091)
Purchases of investments and marketable securities	(1,009,196)	(1,110,472)
Maturities of investments and marketable securities	913,904	757,249
Sales of investments and marketable securities	374,107	374,666

Net cash used in investing activities	(34,816)	(18,526)

Cash flows from financing activities:
Purchase of treasury shares	(107,390)	(68,221)
Proceeds from exercise of stock options and stock purchase plan purchases	3,671	10,402
Excess tax benefit from share-based compensation	921	1,514

Net cash used in financing activities	(102,798)	(56,305)

Effect of exchange rate changes on cash	(18)	1,972

Net increase (decrease) in cash and cash equivalents	(1,437)	15,206
Cash and cash equivalents at beginning of year	39,648	24,442

Cash and cash equivalents at end of year	$38,211	$39,648

Supplemental disclosures of cash flow information:
Interest paid	$44	$252
Income taxes paid	62,130	33,070

Supplemental disclosures of non-cash transaction:
Purchase of treasury shares not paid until 2007	$—	$4,704

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended		Percent Change	Percent of Total Sales
	Dec. 31, 2007	Dec. 31, 2006
Hardware	$177,394	$163,081	8.8	75.9
Supplies	41,580	38,578	7.8	17.8
Service and software	14,120	6,954	103.0	6.0
Shipping and handling	1,744	1,610	8.3	0.8
Cash flow from hedging activities	(1,265)	(320)	NM	(0.5)

Total sales	$233,573	$209,903	11.3	100.0

Sales by Geographic Region

	Three Months Ended		Percent Change	Percent of Total Sales
	Dec. 31, 2007	Dec. 31, 2006
Europe, Middle East and Africa	$93,895	$74,440	26.1	40.2
Latin America	15,452	13,854	11.5	6.6
Asia-Pacific	16,100	16,723	(3.7)	6.9

Total international	125,447	105,017	19.5	53.7
North America	108,126	104,886	3.1	46.3

Total sales	$233,573	$209,903	11.3	100.0

Sales by Product Category

	Year Ended		Percent Change	Percent of Total Sales
	Dec. 31, 2007	Dec. 31, 2006
Hardware	$660,034	$578,002	14.2	76.1
Supplies	161,678	150,709	7.3	18.6
Service and software	42,801	25,664	66.8	4.9
Shipping and handling	6,826	6,022	13.4	0.8
Cash flow from hedging activities	(3,060)	(873)	NM	(0.4)

Total sales	$868,279	$759,524	14.3	100.0

Sales by Geographic Region

	Year Ended		Percent Change	Percent of Total Sales
	Dec. 31, 2007	Dec. 31, 2006
Europe, Middle East and Africa	$320,225	$264,711	21.0	36.9
Latin America	60,090	53,619	12.1	6.9
Asia-Pacific	71,871	61,374	17.1	8.3

Total international	452,186	379,704	19.1	52.1
North America	416,093	379,820	9.6	47.9

Total sales	$868,279	$759,524	14.3	100.0